PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED AUGUST 1, 2005)	FILED PURSUANT TO RULE 424(B)(2) REGISTRATION NO. 333-127086

TOP TANKERS INC.
COMMON STOCK

This prospectus supplement relates to the issuance and sale of shares of our common stock having an aggregate amount up to $50,000,000 on our behalf from time to time through our sales agent, Deutsche Bank Securities Inc., or Deutsche Bank, in at-the-market transactions and privately negotiated transactions.  These sales, if any, will be made pursuant to the terms of a sales agreement between us and the sales agent, the form of which was filed with the Securities and Exchange Commission under a report on Form 6-K dated June 13, 2007 and is incorporated by reference herein.  See “Plan of Distribution.”  In addition, the accompanying prospectus was updated by information filed with the Securities and Exchange Commission under a report on Form 6-K dated July 24, 2007, which is incorporated by reference herein.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

Our common stock trades on the Nasdaq Global Market, or NASDAQ, under the symbol “TOPT.” On July 23, 2007, the closing price of our common stock as quoted on the NASDAQ was $ 7.88 per share.

In connection with the sale of common stock on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.
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Compensation to Deutsche Bank for sales at negotiated prices will be 4.00% of the gross amount of the proceeds of such sales. The exact amount of compensation to be received by the sales agents for sales at negotiated prices will be disclosed in a separate prospectus supplement for such sales filed with the Securities and Exchange Commission.  Compensation to Deutsche Bank for all at-the-market transactions will be 2.75% of the gross proceeds of such sales.

The table below shows the maximum compensation to be received by Deutsche Bank for at-the-market sales of our common stock assuming the maximum aggregate amount of common stock that can be sold pursuant to this prospectus supplement in at-the-market sales is sold.
	Per Share	Total
Initial price to public…………………………………………………………………..	To be determined*	$50,000,000
Deutsche Bank’s compensation……………………………………...	To be determined*	$ 1,375,000
Proceeds, before expenses, to Top Tankers …………………………………………..	To be determined*	$48,625,000
*The price per share for an at-the-market transaction will be determined at the time of the transaction.  The maximum aggregate amount of our common stock permitted to be sold under this prospectus supplement in at-the-market transactions is $50,000,000.  However, we may sell some of our common stock in negotiated sales, which would reduce the amount of our common stock to be sold in at-the-market transactions.  See “Plan of Distribution”.

The date of this Prospectus Supplement is July 24, 2007

Deutsche Bank Securities Inc.

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